Exhibit 10.14

PORTER BANCORP, INC.
POLICY STATEMENT

INCENTIVE COMPENSATION BONUS PLAN
FOR SENIOR LEADERSHIP
EFFECTIVE 2011

OBJECTIVE

This Plan is designed to attract and retain excellent employees and to align the interests of our employees with the interests of our stockholders.  The plan shall reward and promote performance based upon predetermined and defined measurable objectives.  It further has been designed to reward above-average performance and to enhance risk-management procedures of the bank.

NOTE: The goal metrics are attached hereto as Exhibit A. The Banks used for the Peer metrics are identified in Exhibit B.

SENIOR LEADERSHIP TEAM AND DESIGNATED MANAGEMENT PERSONNEL (OTHER THAN MANAGED ASSET COMMITTEE MEMBERS)

The Senior Leadership Team and designated management personnel (as designated by the Board of Directors in the organizational Board meeting) can earn up to 30% of their salary based upon the bank’s performance.  Each point scored translates to 1% of salary.

CPP RESTRICTION ON BONUSES

Under the CPP compensation regulations, no payments or accruals of bonuses, retention awards or incentive compensation are permitted to be paid to the five most highly compensated employees of Porter Bancorp, during the period of time in which the U.S. Treasury holds an equity position in Porter Bancorp.  The Company is permitted, however, to grant employees long-term restricted common stock in an amount that does not exceed 1/3 the employee’s total annual compensation. The determination of the five most highly paid employees is done on an annual basis.  As a result of the restrictions on payments or accruals of bonuses, retention awards or incentive compensation to the five most highly compensated employees, effective for the year 2010, the Compensation Committee determined to grant the five most highly compensated employees additional shares of restricted stock if the pre-established performance measures described above are satisfied. The fair market value of the shares granted to each of these employees will be equal to the amount of the incentive cash bonus they would have received under the cash incentive bonus.  The shares granted to these employees will be subject to the terms set forth in the Treasury regulations.

Senior Leadership Team and Designated Management Personnel*				Exhibit A
	%	Level 1%		Level 2
	Points	Target	Points	Target

EPS	3	Budget	6	110%xBudget
ROAA	3	Peer	6	110%xPeer
ROAE	3	Peer	6	110%xPeer
NIM	3	Peer	6	110%xPeer
Efficiency	3	Peer	6	Peer/110%

Total Possible Incentive	15		30

*
Under the CPP compensation regulations, no payments or accruals of bonuses, retention awards or incentive compensation are permitted to be paid to the five most highly compensated employees of the Company, during the period of time in which the U.S. Treasury holds an equity position in the Company.  The Company is permitted, however, to grant employees long-term restricted common stock in an amount that does not exceed 1/3 the employee’s total annual compensation. The determination of the five most highly paid employees is done on an annual basis.  As a result of these restrictions on payments or accruals of bonuses, retention awards or incentive compensation, the five most highly compensated employees will be granted additional shares of restricted stock if the pre-established performance measures described above are satisfied. The fair market value of the shares granted to each of these employees will be equal to the amount of the incentive cash bonus they would have received under the cash incentive bonus described above.  The shares granted to these employees will be subject to the terms set forth in the Treasury regulations.

Exhibit B

PBIB Comparable Peer Group

●	Bank of Kentucky Financial Corporation
●	Community Bank Shares of Indiana, Inc.
●	Community Trust Bancorp, Inc.
●	Farmers Capital Bank Corporation
●	First Financial Service Corporation
●	MainSource Financial Group, Inc.
●	Republic Bancorp, Inc.
●	S.Y. Bancorp, Inc.